Exhibit k.2
ADDENDUM TO STOCK TRANSFER AGENCY AGREEMENT
between
TORTOISE ENERGY CAPITAL CORPORATION
and
COMPUTERSHARE INVESTOR SERVICES, LLC
This Addendum to the Stock Transfer Agency Agreement is by and between Computershare Investor Services, LLC (“Computershare”), (the “Transfer Agent”) and Tortoise Energy Capital Corporation (the “Company”), and amends that certain form of agreement entitled Stock Transfer Agency Agreement (the “Agreement”) by and between the Company and the Transfer Agent executed on May 10, 2005 (“Effective Date”), This Addendum is an integral part of the Agreement. Except as to those portions of the Agreement which are modified by this Addendum, the terms and conditions of the Agreement shall continue in full force and effect.
FEES
Ongoing Account Management*
This fee covers all administration of the services listed in the services section except as noted below. Out of pocket costs associated with providing these services will be charged separately.
$416.66*           Per Month
*	If the average volume of transactions, inquiries, or telephone calls significantly increases during the term of this Agreement as a result of outside factors or unforeseen circumstances for which the Transfer Agent is not the proximate cause, the Transfer Agent and the Company shall negotiate an additional fee.
Lost Owner/Shareholder Search Services
•	SEC Electronic Database Search $2.00 per account searched
SERVICES
Administrative Services
•	Annual administrative services as Transfer Agent and Registrar for the Preferred Stock of the company

•	Assignment of relationship manager
Account Maintenance
•	Maintain 500 registered shareholder accounts (additional accounts to be billed at $6.00 each per year)

•	Create new shareholder accounts

•	Post and acknowledge address changes

•	Process other routine file maintenance adjustments

•	Post all transactions, including debit and credit certificates, to the shareholder file

•	Respond to requests for audit confirmations

•	Perform OFAC (Office of Foreign Asset Control) and Patriot Act reporting

•	Obtain tax certifications

Share Issuance
•	Issuance, cancellation and registration of shares

•	Process all legal transfers as appropriate

•	Combine certificates into larger and/or smaller denominations

•	Replace lost certificates in accordance with UCC guidelines and Computershare policy (subject to shareholder-paid fee and bond premium)

•	Place, maintain and remove stop-transfer notations
Shareholder Communications
•	Provide company-specific Shareholder contact number;

•	Provide IVR 24/7 (subject to system maintenance);

•	Respond to Shareholder inquiries (written, e-mail and web);

•	Record all Shareholder calls;

•	Scan and image incoming correspondence from Shareholders;
Direct Registration System (“DRS”)
•	Register, issue and transfer DRS book-entry shares

•	Issue DRS statements of holding

•	Process Web, IVR, telephone and written sale requests for DRS shares (sale fees charged to Shareholder), pursuant to the terms and conditions, including applicable fees, of the DRS Sales Facility
Online Access
•	Provide Internet access to “Issuer Online,” desktop access to corporate and Shareholder information administered by Computershare, which permits data management including running standard reports such as Top 10 — 200 Shareholder lists, submitting real-time inquiries such as an issued capital query, and reporting by holding range

•	Provide Internet access to “Investor Centre,” which provides Shareholder account information, transaction capabilities, and downloadable forms and FAQs
Dividend Services
•	Receive full funding one day prior to payable date by 11:00 a.m., Eastern Standard Time via Federal Funds Wire, ACH or Demand Deposit Account debit

•	Coordinate the mailing of quarterly dividends with an additional enclosure with each dividend check

•	Prepare and file Federal Information Returns (Form 1099) of dividends paid in a year

•	Prepare and file State Information Returns of dividends paid in a year to Shareholders resident within such state

•	Prepare and file annual withholding return (Form 1042) and payments to the government of income taxes withheld from Non-Resident Aliens

•	Coordinate the mailing of Form 1099 to Shareholders

•	Replace lost dividend checks

•	Reconcile paid and outstanding checks

•	Code “undeliverable” accounts to suppress mailing dividend checks to same

•	Keep records of accumulated uncashed dividends

•	Perform the following duties as required by the Interest and Dividend Tax Compliance Act of 1983:
•	Withhold tax from Shareholder accounts not in compliance with the provisions of the Act

•	Reconcile and report taxes withheld, including additional 1099 reporting requirements, to the Internal Revenue Service

•	Mail to new accounts who have had taxes withheld, to inform them of procedures to be followed to curtail subsequent back-up withholding

•	Perform Shareholder file adjustments to reflect certification of accounts

ACH Services
•	Review cards for accuracy and completeness and identifying cards with incomplete information

•	Mail cure letter to Shareholders with incomplete cards

•	Identify cards received after the cut-off date

•	Code accounts for ACH and performing pre-note test

•	Identify rejected ACH transmissions mail dividend check and explanation letter to Shareholders with rejected transmissions

•	Respond to Shareholder inquiries concerning the ACH Program

•	Code cards received after cut-off date

•	Calculate on a quarterly basis the Share breakdown for ACH vs. other dividend payments and notifying the Company of funding amount for ACH transmissions and other payable date funds

•	Credit ACH designated bank accounts automatically on dividend payable date

•	Maintenance of ACH participant file, including coding new ACH accounts

•	Process termination requests

•	Keep adequate records including retention of authorization cards
International Currency Exchange Services
•	Allow shareholders to elect to receive sale proceeds and dividend payments in foreign currencies (subject to certain geographic restrictions) by check or by electronic funds transfer in accordance with Transfer Agent’s guidelines (fees paid by Shareholders)
Annual Meeting Services
•	Prepare a full Shareholder list as of the Annual Meeting Record Date

•	Address proxy cards for all registered Shareholders

•	Coordinate the mailing of the proxy card, proxy statement, return envelope and Annual Report to all registered Shareholders

•	Receive, open and examine returned proxies

•	Tabulate returned proxies

•	Provide on-line access to proxy vote status

•	Prepare a final Annual Meeting list reflecting how each account has voted on each proposal
Direct Filing of Abandoned Property
•	Coordinate the mailing of due diligence notices to all qualifying Shareholder accounts as defined by the State filing matrix

•	Process returned Due Diligence notices and remitting property to Shareholders prior to escheatment

•	Prepare and file Preliminary and Final Abandoned Property Reports

•	Prepare and file checks for each state covering unclaimed funds as per state requirements

•	Issue and file stock certificate(s) registered to the applicable state(s) representing returned (RPO) certificates and underlying Share positions

•	Retain, as required by law or otherwise, records of property escheated to the several States and responding, after appropriate research, to Shareholder inquiries relating to same
Lost Owner/Shareholder Search Services
•	Perform electronic database searches in accordance with SEC requirements

•	Update new addresses provided by search firm

•	Send verification form to Shareholder to validate address

•	Reissue abandoned property held to Shareholders upon receipt of signed verification form

Additional Services
Items not included in the fees and services set forth in this Schedule include, but are not limited to, services associated with the payment of a stock dividend, stock split, corporate reorganization, restricted stock vestment program, DWAC services provided to broker dealers, or any services associated with a special project are to be billed separately, on an appraisal basis.
Services required by legislation or regulatory fiat which become effective after the date of acceptance of this Schedule shall not be a part of the Standard Services and shall be billed by appraisal. All additional services not specifically covered under this Schedule will be billed by appraisal, as applicable.
Billing Definition of Number of Accounts
For billing purposes, the number of accounts will be based on open accounts on file at the beginning of each billing period, plus any new accounts added during that period. An open account shall mean the account of each Shareholder which account shall hold any full or fractional Shares of stock held by such Shareholder, outstanding funds, or reportable tax information.
Out-of-Pocket Expenses
In addition to the fees above, the Company agrees to reimburse the Transfer Agent for out-of-pocket expenses, including but not limited to postage, forms, telephone, taxes, records storage, exchange and broker fees, or advances incurred by the Transfer Agent for the items set out in Exhibit A attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Company, will be reimbursed by the Company.
Bank Accounts
The Company acknowledges that the bank accounts maintained by Computershare in connection with the services hereunder will be in its name and that Computershare may receive investment earnings in connection with the investment at Computershare’s risk and for its benefit of funds held in those accounts from time to time.

ACCEPTANCE
In witness whereof, the parties hereto have caused this Fee and Service Schedule to be executed by their respective officers, hereunto duly agreed and authorized, as of the effective date of this Fee and Service Schedule.

Computershare Investor Services, LLC		Tortoise Energy Capital Corporation

By:	/s/ Dennis V. Moccia	By:	/s/ Connic Savage
Name:	Dennis V. Moccia	Name:	Connic Savage
Title:	Manager, Contract Administration	Title:	Secretary

Exhibit A
Out of Pocket Expenses
Out of pocket expenses associated with, but not limited to, the following are not included in the fees quoted in this Fee and Service Schedule and are billable as incurred.
•	Postage (outgoing and business reply)

•	Envelopes

•	Forms and stationery

•	Printing

•	Enclosing (proxy cards, dividend checks, etc.)

•	Fulfillment (transfer packages, new account packages, DRIP enrollment packages)

•	Proxy proof set-up

•	Record retention

•	Insurance premiums (mailing certificates)

•	Delivery and freight charges (including overnight delivery; Airborne Express, FedEx, etc.)

•	Destruction of excess/obsolete material

•	Telephone usage and line expenses

•	Regulatory reports

•	NCOA searches
Please Note:
Good funds to cover postage expenses in excess of $10,000 for Shareholder mailings must be received in full by 12:00 p.m. Eastern Time on the scheduled mailing date. Postage expenses less than $10,000 will be billed as incurred.